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                                                                    EXHIBIT 99.1


                    OCCUPATIONAL HEALTH + REHABILITATION INC
                           175 Derby Street, Suite 36
                             Hingham, MA 02043-4058

Contact: John C. Garbarino
President and Chief Executive Officer
Occupational Health + Rehabilitation Inc
Telephone: (617) 741-5175

FOR IMMEDIATE RELEASE:

               OCCUPATIONAL HEALTH + REHABILITATION INC ANNOUNCES
                $8,500,000 EQUITY FINANCING FOR EXPANSION PROGRAM

         Hingham, MA, November 6, 1996 - Occupational Health + Rehabilitation Inc (OH+R) (Nasdaq: OHRI) announced today that it has completed a private placement of 1,416,667 shares of its Series A Convertible Preferred Stock at $6.00 per share. Cahill, Warnock Strategic Partners Fund was the lead investor with a number of OH+R's current venture capital investors also participating. OH+R intends to use the funds in its expansion effort and for working capital.

         OH+R is the leading provider of occupational health services in New England, currently operating 10 centers in four states and providing a full range of services for the prevention, treatment and management of work-related injuries and illnesses. The Company also provides occupational health services at employer locations throughout the Northeast. By combining high quality patient care with a high level of service, OH+R seeks to reduce workers' compensation costs for both employers and employees. Prevention services, designed to reduce the frequency and severity of work-related injuries, include pre-employment examinations, drug and alcohol testing, medical monitoring and work-site safety programs. OH+R's treatment approach integrates medical, rehabilitation and case management services in a comprehensive "one-stop shop" program which enhances communications, convenience, accountability and outcomes. The Company's strategic plan is to expand its network of centers and on-site programs throughout the Northeast principally through acquisitions of occupational medicine practices and joint ventures with hospitals to own and operate occupational medicine departments.

         Cahill, Warnock & Company, LLC is an asset management firm established primarily to make direct equity investments in small public companies. Edward L. Cahill, a founding partner of Cahill, Warnock & Company, will be joining OH+R's Board of Directors. Mr. Cahill was previously a Managing Director at Alex Brown
& Sons where, since 1986, he headed the firm's Health Care Investment Banking Group.
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Equity Financing
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         John C. Garbarino, President and Chief Executive Officer stated "We are pleased to add to our group of high quality, experienced healthcare investors who believe in the industry and the Company. OH+R has ambitious plans to invest the funds in a large backlog of regionally-focused acquisitions and joint ventures as well as additions to our management team to help execute our strategy."

         The offering by OH+R of the Series A Convertible Preferred Stock has not been and will not be registered under the Securities Act of 1933, and the securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

         Statements which do not contain historical information are forward-looking and involve risk and uncertainties, including the ability to identify suitable acquisition candidates for expansion, consummating acquisitions on favorable terms and other factors discussed in OH+R's filings with the Securities and Exchange Commission.